Exhibit 99.1 - Press Release
Energiz Renewable Inc. Announces New Ticker Symbol (ERIP)

(December 21, 2010) – Energiz Renewable Inc. (ERIP, formerly  CGDA) today announced it has been granted a new ticker symbol.  Effective December 21, 2010, the stock commenced trading under its new ticker symbol ERIP.  ERIP is a fully reporting SEC company.

Sean Whelan, Vice President Investments stated, “Our identity has always been inextricably tied to the Energiz Renewable name and the new ticker symbol reflects our company name.  As we grow the business, we will be releasing information to the investment community and the ERIP ticker symbol will be more recognizable for current and prospective shareholders.”

About Energiz Renewable Inc.
Energiz Renewable’s (ERI) objective is to become the leading global renewable energy company within the next 36 months.  ERI will achieve this vision with a strategic plan that controls solar energy creation and selling process end-to-end in key markets. By managing and controlling costs in all aspects of the chain, from the manufacturing of photovoltaic panels through selling the electricity to the grid, ERI will have positive cash flow within a reasonable timeframe. This model will lend itself to expand horizontally into other renewable energy technologies.

Shareholders and interested investors who would like to be added to Energiz Renewable, Inc corporate e-mail list are encouraged to send an e-mail to info@energizrenewable.com for all future corporate press releases and industry updates.

SAFE HARBOR STATEMENT
Certain statements made in this news release are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

Corporate Contact:
Sean M. Whelan
732-203-7220 / sean@energizrenewable.com

Investor Relations Contact
Andrew Barwicki
516-662-9461 / andrew@barwicki.com